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                                                                   EXHIBIT 10.13

Agreement (this "Agreement") made this 8th day of June, 1999 between
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MusicMaker.com, Inc., 1831 Weihle Avenue, Suite 128, Reston, Virginia, 20190
(hereinafter "Licensee") and Virgin Holdings, Inc., 338 North Foothill Road, Beverly Hills, California 90210 (hereinafter "Virgin").

    Concurrently with the execution of this Agreement, the parties hereto are entering into an agreement, pursuant to which the Licensee, in exchange for this License, is issuing to Virgin a number of shares of common stock, par value $.01 per share, of Licensee, upon the terms and subject to the conditions set forth in such agreement.

1.  Definitions
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    1.01.    "Affiliate" shall mean any of the entities included on, but not limited to, the list on Schedule J, attached hereto, and as Virgin may amend from time to time during the Term of the Agreement in its sole discretion.

    1.02. "Designated Master Recording(s)" shall mean such original recording(s) or duplicate of original recording(s) owned by Virgin or an Affiliate of Virgin designated by Virgin from time to time in the manner described in Section 2.03, for use by Licensee solely upon the terms and subject to the conditions of this Agreement.

    1.03.    "Floor Fee" shall mean *.

    1.04. "Gross Price" shall mean the price charged to a customer for a single copy of their custom compilation Record, such price being set before any quantity discounts or other concessions, if any, for each such Record and excluding actual shipping charges paid and sales tax, if any.

    1.05. "Internet Sales" shall mean the sale of Records ordered directly through Licensee's internet website and excludes, among other things, the use of a computer network to deliver computer files embodying sound recordings to a customer's personal computer, player or other equivalent device.

    1.06. "Non-Exclusivity Trigger Event" shall mean the occurrence at any time during the Term of the Agreement of any of the following events: (i) if, either on the third anniversary or fourth anniversary of the date hereof, Licensee's monthly sales averaged over the previous 12-month period is less than
* Records; (ii) Raju Puthukarai shall either cease to be the President of Licensee (unless his successor is acceptable to Virgin and appointed in a timely manner) or cease to be actively involved in the day-to-day operations of Licensee, in each case as determined by Virgin in its sole reasonable discretion; (iii) the agreement between Licensee and Columbia House dated June 12, 1998 expires and fails to be renewed on the same terms, is terminated, or is modified in a manner not approved by Virgin; (iv) any person (other than Virgin or any of its Affiliates) shall acquire more than 50% of the outstanding Voting Power of Licensee; or (v) Virgin's equity interest in Licensee shall fall
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*Material redacted pursuant to confidential treatment request.

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below 25% of the issued and outstanding capital stock of Licensee on a fully diluted basis (other than as a result of Virgin's voluntary sale or other voluntary transfer of shares).

    1.07. "Premiums" shall mean Records which are not intended for distribution through Licensee's web-site, are intended by an advertiser or sponsor to promote the business of the advertiser or sponsor (which is not the business of distributing records) and which are given free of charge or advertised and sold on special terms in conjunction with a product or service which emanates from the advertiser or sponsor.

    1.08. "Record" shall mean one (1) redbook audio compact disc (CD) manufactured from the Designated Master Recording(s) that may be coupled with other master recordings, but not video or images, such recordings either owned, licensed, or leased by Licensee and produced as customized compilations ordered by individual customers using their personal computers from Licensee's Internet website. Without limiting the foregoing, in no event shall this definition include any other format including, but not limited to Digital Versatile Disk
(DVD), Read-Write CD, or MiniDisc.

    1.09.    "Royalty Rate" shall mean *.

    1.10. "Stream" or "Streaming" shall mean the digital transmission of an excerpt from a Designated Master Recording no longer than 30 seconds that is substantially contemporaneous with its audible performance on a customer's personal computer and does not produce a computer file embodying such performance on such customer's computer that is usable without a simultaneous active connection to the digital transmission source, other than as temporarily required to render such cotemporaneous performance as in the form of a data buffer.

    1.11.    "Term of the Agreement" shall be five (5) years.

    1.12.    "Territory" shall mean worldwide.

    1.13. "Voting Power" shall mean the ability to vote any securities or to control the vote of any securities, directly or indirectly, by proxy or otherwise, of Licensee having the right to vote generally in any election of directors of Licensee (without the effect of contingencies).

2.  Grant of Rights
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    2.01.    (a)  Subject to the limitations set forth in Section 3, Virgin grants to Licensee the exclusive right, privilege, and license, without the right to sublicense or assign to any other person, during the Term of the Agreement in the Territory, to use the Designated Master Recording(s) solely for the manufacture and sale of the Records in the manner described in paragraph 2.01(b), and not otherwise.

            (b) The rights granted under this Section 2 shall be strictly limited to retail Internet Sales by Licensee of Records embodying compilations ordered from individual end-customers from their personal computers through the internet, manufactured by Licensee's custom manufacturing facilities, and delivered to those customers by mail or similar systems of delivery such as courier or Federal Express, solely in the form of a Record, and subject to any
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*Material redacted pursuant to confidential treatment request.


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further use restrictions applicable to any Designated Master Recording(s) as specified by Virgin in the manner described in Section 2.03 and Section 3. Without limiting the foregoing, Records shall not be sold or distributed as Premiums.

            (c) Virgin warrants and represents to Licensee that it or an Affiliate of Virgin has or will have all rights necessary to grant this license for the purpose specified in this Section, without further payment by Licensee for the use of the Designated Master Recording(s), except as expressly provided herein.

            (d) Virgin grants to Licensee during the Term of the Agreement, a royalty-free non-exclusive right, privilege, and license, to Stream a single excerpt from each of the Designated Master Recording(s) solely for the purpose of promotion of the Internet Sale of Records as permitted in this Section 2.

            (e) Notwithstanding the foregoing, Licensee acknowledges that an Affiliate of Virgin has granted to CDNow, Inc. a non-exclusive license to include in custom compilations certain sound recordings owned by Virgin or an Affiliate of Virgin for the period commencing October 1, 1999 and ending on December 31, 1999. Subject to Section 3.06, Virgin agrees that during the Term of the Agreement, its Affiliate will not renew the license to CDNow, Inc.

            (f) Subject to Section 3.06 neither Virgin nor any of its Affiliates shall grant licenses for sound recordings owned or controlled by them to any other party for use in the limited manner as set forth in Section 2.01(b), provided, however that Virgin and its Affiliates may at any time, as indicated in Section 3.01, exploit themselves the same rights granted to Licensee under
Section 2.

    2.02. Upon and after the designation by Virgin of a Designated Master Recording(s), at Licensee's request, Virgin agrees to ship to Licensee, at an address designated by Licensee, a duplicate master tape of each Designated Master Recording in the format of either DAT (Digital Audio Tape), CD (Compact
Disc) or analog tape or any similar format, which format will be selected by Virgin in its sole discretion. Licensee shall pay Virgin promptly after being billed for the actual cost of dubbing said duplicate master tapes and for packaging and shipping charges to the designated destination.

    2.03. During the Term of the Agreement Virgin may from time to time and in its sole discretion, identify Designated Master Recordings that Licensee is permitted to use pursuant to the rights granted in this Section 2 by maintaining a computer and written list and providing a copy of such list to Licensee. Each Designated Master Recording shall be identified in such list by title, artist, originating record label, required copyright notice, any use restriction (as described in Section 3.05), and an authorized signatory of Virgin. Any sound recording appearing on any list without all of the foregoing items shall be deemed not to
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be a Designated Master Recording. Notwithstanding the foregoing, (i) Virgin shall not be required to grant a license to any master recording (including, without limitation, master recordings within the first two years of their commercial release) that Virgin decides to withhold in its sole discretion for any reason, and (ii) Virgin shall have the right, in its sole discretion, to revoke or terminate the rights granted in this Section 2 with respect to any Designated Master Recording at any time by providing Licensee with notice in writing that henceforth such sound recording is not or is no longer a Designated Master Recording. Licensee shall have fifteen (15) days from the date of such notice to fulfill all orders for Records embodying such sound recording(s) already received and paid for at the time of such notice and shall thereafter no longer be permitted to use such sound recording(s).

    2.04. From time to time during the Term of the Agreement, Virgin may, or in its sole discretion for any reason, decline to, grant to Licensee a non-exclusive right to include certain Designated Master Recording(s) in custom redbook audio compact disc compilations sold to customers through direct mail, magazine, newspaper and other print promotions. Licensee may not sublicense or assign to any person any rights that may be granted under this Section 2.04.

3.  Limitations of Rights
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    3.01.    The rights granted by Virgin hereunder are limited to the uses of the Designated Master Recording(s) on the Records in the manner described in
Section 2. Any and all other rights in connection with the Designated Master Recording(s) are specifically reserved and may be exploited by Virgin and its designees, subject to Section 2.01(f), including without limitation: (i) all rights to exploit the Designated Master Recordings over or through the Internet in any manner, including without limitation, in custom compilations ordered through websites and in any and all media and manners, (ii) all rights to deliver, using a computer network, computer files embodying custom compilations containing Designated Master Recording(s) to a customer's personal computer, player, kiosk or other equivalent device, and (iii) the exercise of the same rights granted to Licensee under Section 2.

    3.02. Licensee will not edit, change, or alter in any way any Designated Master Recording(s) without Virgin's prior written consent. No Designated Master Recording(s) shall be sold in any Record nor shall any excerpt of a Designated Master Recording(s) be Streamed without the inclusion of the ISRC code number corresponding to such Designated Master Recording(s) in the digital data embodied in such Record or Streamed excerpt.

    3.03. Without in any way limiting the foregoing, without Virgin's prior written consent, Licensee may not sublicense, assign or convey to any person any rights under this Agreement including, but not limited to, the right to manufacture and/or distribute Records.

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    3.04.    As a condition precedent to the rights granted to Licensee hereunder, Licensee shall obtain on its own behalf (i) valid and currently effective mechanical copyright licenses, where applicable, for use of the copyrighted musical composition(s) embodied in the Designated Master Recording(s) on the Records and (ii) valid and currently effective performance licenses, where applicable, for use in Streaming the copyrighted musical composition(s) embodied in the Designated Master Recording(s). Licensee's failure to so obtain any such licenses from the proper copyright owners or their agents, or to account properly thereunder, shall result in this license being void with respect to such Designated Master Recording(s) and Licensee specifically agrees that it shall have no right to distribute Records embodying such unlicensed Designated Master Recording(s). Virgin reserves the right, upon written notice to Licensee, to request copies of said valid and current licenses which Licensee promptly will furnish to Virgin upon said written request. On the date hereof, Licensee shall provide Virgin copies of Licensee's relevant inquiry letters to ASCAP, BMI, and SESAC.

    3.05. Virgin, in its sole discretion, shall retain all rights to place restrictions on Licensee's use of any Designated Master Recording(s), including without limitation, (i) prohibiting the coupling of certain Designated Master Recording(s) with other masters or sound recordings during the Term of the Agreement, (ii) setting a time period shorter than the Term of the Agreement after which any use by Licensee of any such Designated Master Recording(s) shall immediately, automatically, and thereafter be prohibited, and (iii) restricting the territory for distribution of any such Designated Master Recording(s).

    3.06. Upon the occurrence of a Non-Exclusivity Trigger Event, the rights granted to Licensee under Section 2 which are exclusive shall immediately and automatically cease to be exclusive rights and thereafter shall be non-exclusive. All other provisions in this Agreement shall otherwise apply.

    3.07. In addition to any restrictions on Licensee's use of any Designated Master Recording specified in accordance with Section 3.05, Licensee shall not permit the customer to purchase and Licensee shall not manufacture or sell (i) any Record embodying Designated Master Recordings that contains more than one-half (1/2) of the sound recordings otherwise manufactured as a single product unit or components of an album by Virgin and (ii) any Record embodying any Designated Master Recording(s) that contains fewer than five (5) total sound recordings. For purposes of this Section 3.07, in order to be counted, a sound recording must have a playing time of at least one (1) minute.

4.  Royalties
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    4.01.    In addition to the Payment, as consideration for the rights and license granted hereunder, pursuant to which Licensee will cause Records to be manufactured,

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Licensee agrees to pay Virgin the royalties described in Sections 4.02 and 4.03 in accordance with Section 7 of this Agreement.

    4.02. For Records on which Designated Master Recording(s) are not coupled with sound recordings owned or controlled by an entity other than Virgin or any of its Affiliates, the royalties shall be the greater of the following: (i) a sum equal to the Royalty Rate times the Gross Price per Record; or (ii) the Floor Fee multiplied by the number of Designated Master Recording(s) included on the Record.

    4.03. For Records on which Designated Master Recording(s) are coupled, subject to Virgin's rights under Section 3.05, with sound recordings owned or controlled by an entity other than Virgin or any of its Affiliates, the royalties shall be the greater of the following: (i) the sum of the amounts computed by multiplying the Royalty Rate by each portion of the Gross Price that is charged for each Designated Master Recording(s) included on the Record; (ii) the amount computed by multiplying (A) the Royalty Rate multiplied by a fraction, the numerator of which is the number of Designated Master Recording(s) included on the Record and the denominator of which is the total number of sound recordings included on the Record, times (B) the Gross Price charged by Licensee
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for such Record; or (iii) the Floor Fee multiplied by the number of Designated
Master Recording(s) included on the Record. For purposes of this Section 4.03, in order to be counted, a sound recording (other than a Designated Master Recording) must have a playing time of at least one (1) minute.

    4.04. In computing the royalties payable under Sections 4.02 and 4.03, there shall be no packaging deductions, reserves, or other restrictions against payment of any kind.

    4.05. If at anytime the Gross Price charged a customer for a Record having a particular number of sound recordings (the "New Price") is less than the Gross Price charged a customer on the date hereof (as set forth in Schedule
I) for a Record having the same number of sound recordings, (the "Old Price"), then *.

    4.06.    Other Licenses.  If, after the date of this Agreement, Licensee
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enters into or renews any similar license for the use of sound recordings in custom compilations, the terms and conditions of which are more favorable to such third party than the terms and conditions applicable to Virgin as set forth in this Agreement, then such favorable terms and conditions shall, without any further action by Virgin, automatically apply to all Designated Master Recording(s) exploited by Licensee as of the date of entry into such license, and Licensee shall promptly pay to Virgin all royalties due on sales of records containing Designated Master Recording(s) made on or after such date at the amended royalty rate and terms. Licensee hereby warrants and represents that it shall provide Virgin notice in writing of any such license, including its terms, no later than ten (10) days after the date of entry into such license.
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*Material redacted pursuant to confidential treatment request.

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For purposes of this Section, any and all amendments after the date hereof of any third party agreements existing as of the date hereof and disclosed on
Schedule 2.22(b) of the Agreement between the parties dated June 8, 1999 ("Preexisting Agreements") shall be deemed to be an agreement entered into by Licensee after date of the Agreement except for the case of those Preexisting Agreements that are renewed using the same terms and conditions as existed on the date hereof.

    4.07. Throughout the Term of the Agreement, and subject to applicable law and Licensee's previously existing contractual obligations as of the date hereof, Licensee shall provide to Virgin any and all of the customer data and information it collects from the use of its website or otherwise that may be collected and retained by Licensee, including the customer database.

5.  Artist, A.F. of M. and Copyright Payments
    -----------------------------------------

    5.01. Virgin shall be responsible for, and shall pay, all royalties due to artists and producers in connection with Licensee's use as permitted herein of the Designated Master Recording(s) pursuant to the recording contracts between Virgin and any Affiliates of Virgin and such artists and producers party to such recording contracts.

    5.02. Licensee represents and warrants that it will pay, and be solely responsible for, any and all other third party payment or clearances including, but not limited to, (i) all payments which may be required to be made to the Music Performance Trust Fund and the Phonograph Record Manufacturer's Special Payments Fund (and to any similar fund based on sales which is established by collective bargaining agreements) arising out of the manufacture and sale of Records, (ii) all fees or royalties which may be required to be paid to the copyright owners of the musical compositions in connection with Licensee's exploitation of such compositions, including but not limited to, the manufacture, distribution and sale of Records, or the Streaming of Designated Master Recording(s), (iii) all excise taxes and other taxes (as fixed by law) for Records manufactured and sold hereunder including, but not limited to, such amounts, if any, which may be required to be paid under the applicable provisions of any state and/or local, sales and/or use tax laws or regulations which impose a tax based upon any sums paid by Licensee to Virgin, (iv) all payments which may become due to the AFTRA Pension and Welfare Fund to the extent that Virgin may be additionally liable therefor as a result of sales of Records, (v) all re-use payments and fees required to be paid for the use of the Designated Master Recording(s) and the names and likenesses of performers associated therewith in a radio or television advertisement and (vi) all performance royalties that may become due as a result of any of Licensee's activities. At Virgin's request, Licensee shall supply Virgin with copies of statements and checks relating to the items set forth in clauses (i) through
(vi) of this Section.

6.  Trademarks, Trade Names, Names, Credits, Copyright Notice and Quality
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    6.01.    Licensee may release the Records only under such trade names or marks as are owned by Licensee. Licensee agrees that it will not identify the Records with any trademarks or logotypes of Virgin or any Affiliate of Virgin, or their names, directly or indirectly, except as provided in Section 6.03.

    6.02. Unless otherwise prohibited by contract and subject to this Section 6, Virgin grants Licensee the right to use the names of the performers who recorded the Designated Master Recording(s), solely for advertising and trade purposes in connection with the sale and exploitation of the Records in the manner described in Section 2.01(b). In no event shall Licensee have the right to use the name of any artists represented by Virgin and/or its Affiliates other than to indicate the product Licensee has available for sale and further Licensee shall not use the names and likenesses of any artists represented by Virgin and or its Affiliates in any broadcast, cable or other television advertising.

    6.03. Subject to the prior written consent of Virgin (as determined in its sole discretion) for each use, and subject to Virgin's rights, Licensee may use the name and logo of Virgin and any of its Affiliates to promote its custom compact disc compilation service and its website; provided however, that at the request of Virgin, Licensee shall reasonably cooperate with Virgin to take necessary steps to protect its trademarks and further, Licensee shall pay any costs incurred by Virgin or otherwise associated with such use.

    6.04. Prior to the actual use thereof, Licensee shall submit to Virgin for approval sample copies of all artwork, packaging, containers, labels, advertising copy and promotional material (the "Materials") in connection with the manufacture, promotion, sale, and delivery of Records. Licensee warrants and agrees that the credits for Virgins' or its Affiliates' artists in connection with the Records and in any advertising thereof shall appear in substantially similar size, prominence and type style to the size, prominence and type style used in connection with the other artists whose performances are embodied on the Records and that the presentation of each artist's name shall be in the same order as the Artist's appearance on the Record. Licensee warrants and agrees that any changes to approved artwork, packaging, containers, labels, advertising copy and promotional material shall be subject to Virgin's prior approval, such approval not being unreasonably withheld.

    6.05. Licensee shall comply with all copyright notice requirements provided by Virgin pursuant to Section 2.03(a) in the manner described herein. Licensee will place prominently on each web-site screen presentation that provides access to any Streamed excerpt of any Designated Master Recording(s) the required copyright notice in the following format: "(P)[Year of first publication] [Virgin designated name]. All rights reserved." Licensee will also cause any Streaming software to display the required copyright notices on the listener's computer monitor screen whenever a Streamed excerpt of a Designated Master Recording(s) is performed thereon. With respect to all other types of Materials, Licensee will place

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prominently on each type of Material or screen presentation on which any of the
Designated Master Recording(s) appear in name the required copyright notice in the following format: "(C) [Year of first publication] [Virgin designated name]. All rights reserved." Licensee shall not delete or authorize deletion of any such notice from the Materials. Licensee shall use its best efforts to prospectively cure any failure to comply with any copyright notice of which Licensee receives written notice from Virgin.

    6.06. Licensee hereby represents, warrants, and agrees that all Records sold embodying Designated Master Recording(s) shall meet Virgin's normal manufacturing standards for its own products. Virgin shall have the right to evaluate the quality of the Records, and if the Records are below Virgin's manufacturing standards, Virgin shall notify Licensee in writing. Upon receipt of such notice of quality deficiency, Licensee shall take immediate steps to improve the quality of the Records so that the Records meet Virgin's normal manufacturing standards.

7.  Statements and Payments
    -----------------------

    7.01. Licensee shall maintain full, true and accurate accounts with respect to all Records manufactured and within forty-five (45) days after the last day of each semi-annual accounting period ending June 30th and December 31st during which Records are manufactured will furnish Virgin with complete and accurate royalty statements of: (i) the number of Records manufactured on which Designated Master Recording(s) are not coupled with sound recordings owned or controlled by an entity other than Virgin or any of its Affiliates, the Gross Price of each such Record, the number and title of each Designated Master Recording(s) embodied on each such Record, the applicable Royalty Rate or Floor Fee for each such Record; and (ii) the number of Records manufactured on which Designated Master Recording(s) are coupled with sound recordings owned or controlled by an entity other than Virgin or any of its Affiliates, the number, identity, and order of all sound recordings on each such Record, the applicable Royalty Rate or Floor Fee for each Designated Master Recording(s) embodied on each such Record, the Gross Price of each such Record, and the titles of the Designated Master Recording(s) embodied on each such Record. Each statement shall be delivered in a computer readable format as specified by Virgin in its sole reasonable discretion.

    7.02. The statements delivered pursuant to this Section 7 shall be accompanied by payment of any royalties due to Virgin under this Agreement as a result of such manufacturing. If Licensee shall fail to pay any sum due to Virgin on the date for payment specified in this Agreement, in addition to the royalties payable to Virgin, Licensee shall pay to Virgin (without limiting any other rights Virgin may have) an amount equal to interest of ten percent (10%) per annum on such unpaid sum or on a sum equal to the amount of any deficiency in payments from Licensee to Virgin computed for the period commencing on the last date such unpaid sum or a sum equal to such deficient amount was payable hereunder and continuing until the date

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such sum or a sum equal to such deficient amount is remitted to Virgin. Any late payment of royalties plus the required interest due pursuant to this Section
7.02 shall not preclude or act as waiver of any other remedies permitted under this Agreement.

    7.03. Licensee will permit Virgin and/or its designated agent or agents, upon reasonable notice to Licensee, to audit all of Licensee's applicable books and records and to make copies of portions thereof at Licensee's principal place of business, for the purpose of verifying Licensee's royalty payments, at reasonable times during regular business hours. In the event that the calculation of royalty payments is determined by a computer based system, Virgin shall be permitted to examine the machine sensible date utilized by such system and the related documentation describing such system and Licensee agrees to retain such data for at least two (2) years after the Term of the Agreement. If any audit reveals any statement hereunder to be in error by more than five percent (5%), the reasonable costs and expenses of such inspection shall be borne by Licensee. Licensee's accounting for any particular use of a Designated Master Recording(s) shall become binding to Virgin on the third anniversary after the corresponding accounting by Virgin or its Affiliates to the artist or licensor becomes binding to such artist or licensor, as the case may be. Licensee's accounting shall not become binding if an objection to such accounting has been made in writing before the occurance of such corresponding third anniversary.

8.  Representations, Warranties and Agreements
    ------------------------------------------

    8.01. Licensee represents, warrants and agrees that it has the right and power to enter into and fully perform this agreement, to make the commitments it makes herein and has obtained all necessary licenses, permissions and consents required hereunder or in connection with any of the transactions contemplated hereby. Licensee will at all times indemnify and hold harmless Virgin, its Affiliates and any licensor of Virgin or any of its Affiliates from and against any and all claims, damages, liabilities, costs and expenses (including legal expenses and reasonable counsel fees) arising out of (a) the use of the Designated Master Recording(s) or (b) any breach or claim of a breach by Licensee of any representation, warranty or agreement made by Licensee herein. Licensee will reimburse Virgin, its Affiliates and/or their respective licensors on demand for any payment made at any time after the date hereof in respect of any liability or claim in respect of which Virgin, its Affiliates and/or their respective licensors are entitled to be indemnified. Virgin shall notify Licensee of any such claim and Licensee shall have the right, at its expense, to participate in the defense thereof.

    8.02. Licensee represents, warrants, and agrees (i) that it shall only produce, sell and distribute product it is duly licensed to produce, sell and distribute and (ii) that, upon the establishment and availability of industry standards under the Secure Digital Music Initiative (SDMI) or any other similar standardized digital copy protection scheme, Licensee shall only deliver to customers Records or Streamed excerpts that fully comply with such standards.

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    8.03.    Licensee shall not, directly or indirectly, license, transfer, assign, sell or otherwise dispose of, pledge, mortgage or in any way encumber the rights granted hereunder.

    8.04. During the Term of the Agreement, Licensee shall comply with any applicable law governing the promotion, marketing, sale, and delivery of Records, including, but not limited to any law requiring that vendor's true name and address appear on all packaging and any Optical Disk Identification Law
(ODIL) or any similar law that may become effective.

    8.05. Licensee represents and warrants that it shall not engage in any pricing conduct in violation of federal or state law or any law prohibiting selling below cost or any loss leader law.

    8.06. Licensee shall make reasonable best efforts to provide telephone and internet customer support during normal business hours.

    8.07. Virgin will at all times indemnify and hold harmless Licensee from and against any and all claims, damages, liabilities, costs and expenses (including legal expenses and reasonable counsel fees) arising out of any breach by Virgin of any representation, warranty or agreement made by Virgin herein. Licensee shall notify Virgin of any such claim and Virgin shall have the right, at its expense, to participate in the defense thereof.

9.  Ownership
    ---------

    9.01. Licensee hereby acknowledges that all Designated Master Recording(s) licensed hereunder, all performances embodied thereon and all copyrights and other rights in and to the Designated Master Recording(s) (the "Owned Property") are as between Virgin and Licensee the sole property of
---------------
Virgin or an Affiliate of Virgin. Virgin represents that it and/or its Affiliates own or control, for relevant purposes, the sound recording copyright or equivalent rights in all of the Designated Master Recording(s) licensed to Licensee. Licensee shall not contest, or assist others in contesting, Virgin's and/or its Affiliates' rights or interests in the Owned Property or the validity of such ownership. Licensee shall include on its website, its products and all other material produced and distributed publicly by Licensee, such copyright, trademark and other notices and credits as Virgin may from time to time require.

    9.02. Upon the earlier of: (i) termination or expiration of this Agreement, (ii) when Licensee has no further legitimate use for any Designated Master Recording(s), or (iii) upon removal of a master recording from the list of Designated Master Recording(s), all duplicate master tapes and other reproducing devices furnished to Licensee embodying the relevant master recordings shall, at Virgin's election, be returned to Virgin at Licensee's expense, and in any case Licensee shall delete any computer files embodying such recordings, and certify to their deletion. Licensee represents, warrants and agrees that Licensee will not, directly or indirectly, license, transfer, assign, sell or otherwise dispose of, pledge, mortgage or in any way encumber the duplicate master tapes and Licensee shall similarly bind all parties dealing with such property.

    9.03. Licensee shall provide Virgin exact digital copies of the digital masters created by Licensee embodying the Designated Master Recording(s). The digital copies shall be delivered on computer readable format, as specified by Virgin, within 5 days of the date on which such digital masters were created.

10. Union Signatory
    ---------------

    10.01. Licensee represents, warrants and agrees that at all times when Records are sold, is and will continue to be, a signatory to the American Federation of Musicians (AFM) Phonograph Record Labor Agreement, the Special Payments Fund Agreement and Phonograph Record Trust Agreement, all of December, 1981, and the American Federation of Television and Radio Artists (AFTRA) National Code of Fair Practice for Phonograph Recordings and that it will fully comply with the terms and conditions of all such agreements during the Term of the Agreement. Those provisions of any such agreements which are required by the terms of such agreement to be included in this Agreement shall be deemed incorporated herein. Licensee further represents and warrants that as of the date hereof, it has applied to the AFM, and shall provide Virgin with a copy of its application and certify that such application has been duly submitted, and any required application fee duly paid.

11. Notices
    -------

    11.01. Except as otherwise specifically provided herein, all notices hereunder shall be in writing and shall be given by registered or certified mail or Federal Express or similar carrier (prepaid), at the respective addresses hereinabove set forth, or such other address or addresses as may be designated by either party. Such notices shall be deemed given when mailed or delivered to a Federal Express office, except that notice of change of address shall be effective only from the date of its receipt. A copy of each notice sent to Virgin shall be sent simultaneously to Jay Samit, EMI Recorded Music, N.A., New Media Dpt., 1750 North Vine St., Hollywood, California, 90028; Alasdair McMullan, Sr. Dir. Legal Affairs, EMI Recorded Music, N.A., 1290 Avenue of the Americas, 38th Fl. New York, NY, 10104. All statements and payments from Licensee to Virgin shall be addressed to Alasdair McMullan, Sr. Dir. Legal Affairs, EMI Recorded Music, N.A., 1290 Avenue of the Americas, 38th Fl. New York, NY, 10104.

12. Assignment
    ----------

    12.01. Virgin may assign this Agreement or its rights hereunder in whole or in part to any subsidiary, affiliated or controlling corporation or to any person owning or acquiring a substantial portion of the stock or assets of Virgin, and the Agreement or such rights may be assigned by any assignee thereof.

    12.02. Licensee shall not assign its rights hereunder in whole or in part to any person or entity, including without limitation, to any subsidiary, affiliated or controlling corporation, or to any person or entity owning or acquiring a substantial portion of the stock or assets of Licensee without the prior written approval of Virgin. Any such purported assignment shall be null and void.

13. Other
    -----

    In the event Virgin decides, in its sole discretion, to grant rights to the Designated Master Recording(s) to deliver, using a computer network, computer files embodying custom compilations containing Designated Master Recording(s) to a customer's personal computer, player, or other equivalent device, Virgin, from time to time during the Term of the Agreement, may in its sole discretion, (and is not obligated to) grant to Licensee, a non-exclusive right to deliver, using a computer network, computer files embodying custom compilations containing Designated Master Recording(s) to a customer's personal computer, player, or other equivalent device. Notwithstanding the foregoing, Virgin shall be entitled to freely exploit such rights without any involvement by or notice to Licensee. Licensee may not sublicense or assign to any person any rights that may be granted under this Section 13.

14. Default by Licensee and Termination
    -----------------------------------

    14.01. The occurrence of the following events shall be deemed material breaches and defaults by Licensee hereunder:

            (a) If Licensee breaches in any material way any representation, warranty or agreement or any other obligation in the Agreement between Virgin and Licensee dated June 8, 1999 unless such breach or failure is fully and immediately cured no later than ten (10) days from date of notice to Licensee.

            (b) If Licensee fails to timely render statements and/or make royalty payments to Virgin unless such breach or failure is fully and immediately cured no later than ten (10) days from date of notice to Licensee; and/or

            (c) If Licensee breaches in any material way any representation, warranty, agreement or any other obligation in this Agreement unless such breach or failure is fully and immediately cured no later than ten (10) days from date of notice to Licensee, provided, however, that the events described in clauses
(d), (e) and (g), of this Section 14 are not subject to Licensee's right to cure; and/or

            (d) In the event of Licensee's dissolution or the liquidation of Licensee's assets, or the filing of a petition in bankruptcy or insolvency or for an arrangement or reorganization, by, for or against Licensee, or in the event of the appointment of a receiver or a trustee for all or a portion of its property, or in the event that Licensee shall make an assignment for the benefit of creditors or commit any act for, or in, bankruptcy or become insolvent; and/or

            (e) If Licensee sublicenses or assigns any rights licensed hereunder without Virgin's written consent or distributes or sells Records through any distribution channels or by promotional means other than in the manner described in Section 2.01, or beyond the dates specified pursuant to Section 3.05 with respect to particular Designated Master Recording(s) for which the rights herein are licensed to Licensee or in violation of any restrictions set by Virgin pursuant to Section 3.07; and/or

            (f) If Licensee shall couple the Designated Master Recording(s) with any master recording which is duplicated without the permission of the owner of such master recording; and/or

            (g) If Licensee does not fully comply with Articles 3, 5, 6 and 8.03 hereof;

then Licensee shall be deemed in material breach hereof and Virgin, in addition to such other rights and remedies which Virgin may have at law or otherwise under this Agreement, may terminate the Term of the Agreement without prejudice to any rights or claims Virgin may have and all rights granted hereunder shall forthwith revert to Virgin or its Affiliates, and Licensee may not thereafter manufacture Records from the Designated Master Recording(s), nor sell and distribute such Records.

15. Miscellaneous
    -------------

    15.01. This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be changed or terminated except by an instrument signed by an officer of Virgin and an officer of Licensee. A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed as a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

    15.02. This Agreement shall be deemed entered into in the State of New York, and the validity, interpretation and legal effect of this agreement shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely within the State of New York, with respect to the determination of any claim, dispute or disagreement which may arise out of the interpretation, performance, or breach of this agreement. Any process in any action or proceeding commenced in the courts of the State of New York or elsewhere arising out of any such claim, dispute or disagreement, may, among other methods, be served in the manner set forth in Section 11.01 or such other address the parties may designate pursuant to Section 11 hereof. Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of New York or the jurisdiction in which such action or proceeding may be commenced.

    15.03. The parties hereto are sophisticated and have had the opportunity to be represented by lawyers throughout the negotiation of this Agreement. As a consequence, the parties do not believe that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive their effects.

    15.04. This Agreement shall not become effective until executed by all proposed parties hereto.

    15.05. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.


ACCEPTED AND AGREED:


MUSICMAKER.COM, INC.                VIRGIN HOLDINGS, INC.


By: /s/ Robert Bernardi               By: /s/ Susan Feingold
   -----------------------------         -----------------------------
Title: Chairman and Co-CEO            Title: Secretary
      --------------------------            --------------------------

By: /s/ Devarajan S. Puthukarai
   -----------------------------
Title: President and Co-CEO
      --------------------------

                                   Schedule I

[Description of Schedule I to the License Agreement, dated June 8, 1999, between musicmaker.com, Inc. and Virgin Holdings, Inc.]

     The Schedule is a page view of the "How Much Does It Cost" screen found on www.musicmaker.com. In particular, at the top of the page is the musicmaker.com logo underneath which are the words "#1 Custom CD and Digital Download Internet Shop." Next to the logo, four buttons/icons appear in the shapes of CDs, in the following order: custom cd, MP3-Secure, Liquid Audio, and Microsoft Media. The first button is for custom cds, while the last three are for digital downloads.

     The tool bar below the CD icons reads from left to right as follows:
Browse Genre, Top 100 Artists, Top 100 Tracks, Gift Ideas, Suggested Compilations, Customer Compilations, Help, and Ready to Buy.

     Below the tool bar is a description of the custom CD which the customer is currently ordering, including the title, content, number of tracks and time left. Below this description, there are three choices of search tools for use to search the website. On the right three buttons appear: View/Edit, Personalize, and Advisor.

     On the left side of the screen are the boxes used to enter member login names and passwords. Below these boxes appear the following links: Join Insider's Club for Free Music, First Time Here, Custom CD, Download, Search/Browse, Payment/Shipping, Order Status, Account, About Us, Contact, Real Audio, Liquid Audio, MP3, and Media Player. Below the links, the credit cards accepted by the Company are listed and "Copyright(c) 1999 musicmaker.com" is printed.

     In the middle of the page, the following links appear: How to create your own custom music CD, How to search by artist or genre, How many songs on a CD, How much does it cost, How is it shipped, and How can I pay.

     Finally, below the links in the middle of the page, information is written regarding how much the custom CDs cost. The breakdown appears of the prices for mix and match CDs sold in the United States, Canada, and all other countries. The costs are listed for shipping and handling in the United States, Canada and all other countries, and the statement that orders will include sales tax and that foreign customers (outside the United States) are responsible for VAT, duties and similar taxes, if any, appears.

Specifically, the following language appears below the heading Mix and Match CDs, subheading USA & Canada:

"The minimum price is $9.95 per CD which allows you to choose 5 songs of your choice, each not exceeding five minutes in length. Thereafter you can add additional songs, each not exceeding five minutes in length, for just $1.00 each. You can choose as many songs as you like up to 20 songs or a maximum of 70 minutes per CD. For any song you choose that exceed the five minutes length, either as part of your first five songs or thereafter, there will be an additional charge of $0.20 a minute over the five-minute limit."

Below the heading Mix & Match CDs, subheading All Other Countries appears:

"The minimum price is $12.95 per CD which allows you to choose 5 songs of your choice, each not exceeding five minutes in length. Thereafter you can add additional songs, each not exceeding five minutes in length, for just $1.00 each. You can choose as many songs as you like up to 20 songs or a maximum of 70 minutes per CD. For any song you choose that exceed the five minutes length, either as part of your first five songs or thereafter, there will be an additional charge of $0.20 a minute over the five-minute limit."

Below the heading Shipping & Handling, subheading USA & Canada appears:

"All CDs are shipped by U.S. Postal Service within 3 business days and will take 1-2 weeks for delivery. Standard shipping and handling fee is $2.95 (USD) per CD. Rush delivery is available for the U.S.A. only and guarantees receipt within 5 business days. The cost for this service is an additional $2.00 (USD) per CD (U.S.A. only)."

Below the heading Shipping & Handling, subheading All Other Countries appears:

"All CDs are shipped by U.S. Postal Service within 3 business days and will take 3-4 weeks for delivery. Standard shipping and handling fee is $5.95 (USD) per CD. Rush delivery will be available soon for an additional price to be determined."

Below the heading Sales Tax appears:

"Your order total will include sales tax, when applicable.
For foreign customers (outside the U.S.A.), you are responsible for payment of VAT, duties, etc., if any. Please check with your local tax authority if you have any questions."

                                   Schedule J

Affiliates

Affiliates as of the date hereof include, but are not limited to (and additions and deletions may be made by Virgin in its sole discretion during the Term of the Agreement):

Capitol Records
Virgin Records
Blue Note Records
Capitol Nashville
EMI Latin
EMI Christian Music Group
Metro Blue
Hemisphere
EMI Records
SBK Records
Liberty Records
The Right Stuff
Chrysalis Records